FIRST AMENDMENT

TO SUBSCRIPTION AGREEMENT

This first amendment (the “Amendment”) to Subscription Agreement, dated as of August 2, 2006 (the “Agreement”), by and among InSite Vision Incorporated, a Delaware corporation (the “Company”), and each of the subscribers (collectively, the “Subscribers”) set forth on Schedule 1 thereto is hereby made as of August 8, 2006, by and among the Company and each of the Subscribers. All capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement (as amended hereby).

RECITALS

WHEREAS, the Company and each of the Subscribers to the Agreement wish to amend the Agreement to provide for additional warrant coverage to the Subscribers under certain conditions and the Agreement may be amended by agreement of the Company and each of the Subscribers;

NOW, THEREFORE, in consideration of the foregoing and of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend the Agreement in the following respects:

1. Amendment of Section 1.1. Section 1.1 of the Agreement is hereby amended to add a new subsection (c) to read in its entirety as follows:

“(c) In the event that the U.S. Food and Drug Administration (the “FDA”) refuses to file the AzaSite New Drug Application that was submitted to the FDA by the Company on June 28, 2006, the Company will issue to each Subscriber an additional warrant (each, an “FDA Warrant” and collectively, the “FDA Warrants”) to purchase a number of shares of Common Stock equal to 20% of the Common Stock purchased by each such Subscriber pursuant to Section 1.1(a) of the Agreement, which warrant shall have a term of 5 years from the date of issuance described below and shall be exercisable for cash at a per share exercise price equal to 115% of the weighted average closing sale price of the Company’s Common Stock for the 5 trading days immediately succeeding the date on which the Company receives written notification from the FDA of such refusal.”

2. Amendment of Section 6.1. Subsection (e) of Section 6.1 of the Agreement is hereby deleted and replaced in its entirety as follows:

“(e) “Registrable Securities” shall mean the Common Stock sold pursuant to this Agreement and the shares of Common Stock issuable upon the exercise of the Warrants and the FDA Warrants; provided, however, that such Common Stock shall only be treated as Registrable Securities if and only for so long as they (A) have not been disposed of pursuant to a registration statement declared effective by the Commission; (B) have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale; (C) are held by a Holder or a permitted transferee pursuant to Section 6.10; or (D) have not become eligible for sale pursuant to Rule 144(k) (or any successor thereto) under the Securities Act.”

3. Survival. Except as modified hereby, the Agreement continues in full force and effect, unmodified in any way.

4. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same amendment.

5. Effectiveness. This Amendment shall be effective when executed by the Company and each of the Subscribers set forth on Schedule A of the Agreement.

6. Governing Law. This Amendment shall be governed by and construed under the laws of the State of New York, without regard to the conflict of laws provisions thereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this First Amendment to Subscription Agreement as of the date first above written.

INSITE VISION INCORPORATED

By: ___________________________________
Name: S. Kumar Chandrasekaran, Ph. D.
Title: President and Chief Executive Officer

SUBSCRIBER

By: ___________________________________

Name: ___________________________________

Title: ___________________________________